Exhibit 10.14

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

18th August 2017

GloboAsia LLC

11427 Potomac Oaks Drive

Rockville, MD 20850, USA

Attn: Dr. Keith Chan, Ph.D.

Consultancy Agreement

We are pleased and welcome the acceptance of GloboAsia LLC (“GloboAsia”), with its business address at 11427 Potomac Oaks Drive, Rockville, MD 20850, USA, to enter into this Consultancy Agreement (the “Agreement”) with APTUS Holdings Limited (the “Company”), a company incorporated with limited liabilities under the laws of Cayman Islands, with its business address at Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong. The Company has wholly owned subsidiaries in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “APTUS” or the “Group”.

The following seeks to illustrate the context of the Agreement and the services to be rendered by GloboAsia for the Company, and the terms and conditions as set out herewith.

1.	The Company and the Group

APTUS and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Scope of Services

(a)	GloboAsia agrees to enter into this Agreement to provide certain consultancy, advisory, and management services to APTUS through correspondence and man-hours as represented by Dr. Keith Chan (“Dr. Chan”).

(b)	Dr. Chan is to be enlisted and act as a Chief Scientific Officer of the Company, or otherwise agreed from time to time (the “Appointment”).

(c)	He shall advise where necessary, the Executive Board of Directors of the Company and its affiliates.

(d)	As a Chief Scientific Officer of the Company Dr. Chan’s role involves managing the regulatory aspects of APTUS' clinical programs including, but not limited to, the liaison with regulatory authorities such as the U.S. Food & Drug Administration (FDA) or the China Food & Drug Administration (cFDA).

APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(e)	As he is not an Executive Director on the Board of Directors for the Company, he ultimately does not have legal nor professional authority to dictate the commercial decisions of the Executive Board.

(f)	He shall:

(i)	Provide services on behalf of GloboAsia in all aspects for the Group where reasonably sought at least for one working day per week;

(ii)	Be responsive to the Group’s needs and interests, whereby deliverables to APTUS should be provided in good faith so that effort and quality is commensurable to fees provided to GloboAsia, with details described more fully below;

(iii)	Observe and comply with all statutory rules, and regulations where applicable as governed by the laws of his residence and that of GloboAsia’s incorporation;

(iv)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

3.	Date of Commencement

GloboAsia shall officially commence its services to the Company beginning on 18th August 2017, or as mutually agreed upon between Dr. Chan and the Executive Board of Directors of the Company.

4.	Service Fees

(a)	Service Fees shall be provided to GloboAsia with the expectation that its representative(s) devotes at least one working date per week in providing services to the Company and its affiliates, or a suitable amount of time to adequately fulfill duties outlined in the Scope of Services for the Company; Such duties may include, but not limited to, the overall steering in regulatory matters, the attendance of meetings, reviewing documentation associated to the Group’s licensing, research & development, and other operational activities where necessary.

(b)	Such Service Fees shall equate to a monthly rate of US$10,000 (USD Ten Thousand) and shall be duly paid to GloboAsia in full on the last business day of each calendar month subsequent to aforementioned commencement date, and subject to the ongoing effect of the Appointment as pursuant to Section 8. Term and Termination.

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APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

5.	Stock Bonus:

GloboAsia may be entitled to receive stock bonuses with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company. All terms and conditions of stock bonuses shall be assessed based on the overall financial position and performance of the Group, as well as your contribution and performance upon rendering services by your representative(s) during the appointment under this Agreement. Any particulars associated to your eligibility to stock bonuses shall be definitively defined in a subsequent “Stock Option and Stock Bonus Addendum” at a future date as mutually agreed upon between GloboAsia and the Executive Board of Directors the Company.

6.	Expense Reimbursements

GloboAsia is entitled to apply for reimbursement to expense outlays from time to time, deriving from expenses such as traveling and transportation costs, accommodation cost, and other expenses where reasonably incurred in relation to your representative(s) rendering said services for the Company and its affiliates in accordance to duties and tasks described in Section 2. Scope of Services.

7.	Privacy of Information

(a)	GloboAsia and its representative(s) shall not except as authorized by the Company or its affiliates, or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you or your representative(s) and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of this appointment without limit in time.

(b)	GloboAsia and its representative(s) shall not either during the period of this appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, monies, securities, records or other property which you then have or should have in your possession upon termination of this appointment hereunder.

(c)	The Company however, agrees to provide you in good faith with any information concerning areas of interest and relevance of the Group as required by you in order for you to fulfill the Scope of your Services for the Group.

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APTUS Holdings Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

8.	Term and Termination

This appointment of GloboAsia by the Company shall persist for a period of 2 years from the Date of Commencement (the “Term”) as defined within this Appointment Letter. The terms and conditions of this Appointment Letter shall remain in effect until expiration of the Term, unless it is terminated prior to expiration subsequent to the following circumstances:

(a)	By GloboAsia after giving the Company not less than two (2) months’ notice in writing;

(b)	By the Company after giving GloboAsia two (2) months’ notice in writing; or

(c)	By the Company without notice or compensation in the event of any dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency or incorporation by GloboAsia or its representative(s).

Renewal of this appointment shall be negotiated three months prior to the expiration of the Term, and subject to the mutual agreement between the Company and GloboAsia as defined in writing.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this Agreement.

Yours faithfully,

For and on behalf of	Agreed on behalf of
APTUS HOLDINGS LIMITED	GLOBOASIA LLC

Name: HUEN Chung Yuen Ian	Name: Dr. Keith CHAN, Ph.D.
Position: Director & CEO	Position:

Date	Date

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